EXHIBIT 4.5
SUBSCRIPTION AGENT AGREEMENT

     THIS SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) between Hayes Lemmerz International, Inc., a Delaware corporation (the “Company”), and Mellon Bank N.A., a national banking association (“Mellon”), is dated as of April 18, 2007.
1. Appointment
     (a) The Company is distributing 1.3970 non-transferable subscription rights (the “Rights”) to each holder (“Eligible Holder”) of record as of April 10, 2007 (the “Record Date”) of its outstanding shares of Common Stock, par value $0.01 per share (the “Common Stock”), to purchase shares of Common Stock (the “Shares”) for each share such Eligible Holder owned on that date (the “Rights Ratio”) for a subscription price of $3.25 per share (the “Subscription Price”), payable by cashier’s or certified check or by wire transfer of immediately available funds, upon the terms and conditions set forth herein and in the Prospectus (defined below) (the “Rights Offering”). The term “Subscribed” shall mean submitted for purchase from the Company by a stockholder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission.
     (b) The Rights Offering will expire at 5:00 p.m., Eastern Daylight Time, on such date as shall be determined by the Company and communicated in writing to Mellon prior to the distribution of the Rights (the “Expiration Time”), unless the Company shall have extended the period of time for which the Rights Offering is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.
     (c) In connection with the Rights Offering, the Company filed a Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on March 16, 2007. The terms of the Rights Offering are more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement, as such Registration Statement may be declared effective, and the accompanying Instructions for Use of Hayes Lemmerz International, Inc. Subscription Rights Certificates. Copies of the Prospectus and the Instructions for Use of Hayes Lemmerz International, Inc. Subscription Rights Certificates are annexed hereto as Exhibit 2 and Exhibit 3, respectively. All terms used and not defined herein shall have the same meaning as in the Prospectus. Promptly after the Record Date, the Company will provide Mellon with a list of holders of Common Stock as of the Record Date (the “Record Stockholder List”).
     (d) The Company hereby appoints Mellon to act as subscription agent (the “Subscription Agent”) to effect the Rights Offering in accordance with and subject to the following terms and conditions.
2. Subscription of Rights
     (a) The Rights are evidenced by rights certificates (the “Subscription Rights Certificates”), a copy of which is annexed hereto as Exhibit 4. Each holder of Subscription Rights Certificates who exercises in full his right to subscribe for the shares of Common Stock that can be subscribed for with the Rights evidenced by such Subscription Rights Certificates (the “Basic Subscription Privilege”) will have the right to subscribe for additional Shares of

Common Stock at the Subscription Price up to an amount equal to the number of Shares such Eligible Holder has exercised under his Basic Subscription Privilege, to the extent that other Eligible Holders elect not to exercise all of their respective Rights in the Basic Subscription Privilege (the “Over-Subscription Privilege”). If the number of Shares remaining after the exercise of all Basic Subscription Privileges is not sufficient to satisfy all requests for Shares under the Over-Subscription Privilege, the Eligible Holders who exercised their Over-Subscription Privilege will be allocated such remaining Shares in proportion to the number of Shares they have purchased through the Basic Subscription Privilege. If the pro rata allocation exceeds the number of Shares requested in the Over-Subscription Privilege, then each Eligible Holder will receive only the number of Shares requested, and the remaining Shares from such Eligible Holder’s pro rata allocation will be divided among other holders exercising their Over-Subscription Privilege. If the pro rata allocation is less than the number of Shares requested in the Over-Subscription Privilege, then the excess funds paid by that Eligible Holder as the Subscription Price for the Shares not issued will be returned to such Eligible Holder without interest or deduction. Fractional Rights will be rounded to the nearest whole number, with such adjustments as directed by the Company as may be necessary to ensure that the Company offers 55,384,615 shares in the Rights Offering. No fractional shares shall be issued.
     (b) In the event the Rights Offering is not fully subscribed after Rights holders exercise their Basic Subscription Privileges and Over-Subscription Privileges, Deutsche Bank Securities Inc. (“Deutsche Bank”) shall purchase, subject to certain conditions and limitations, all of the Shares not subscribed for in the Rights Offering at a price per share equal to the Subscription Price, pursuant to an Amended and Restated Equity Purchase and Commitment Agreement with the Company, dated April 16, 2007, (the “Equity Agreement”). SPCP Group, LLC, an affiliate of Silver Point Capital, L.P., has agreed with Deutsche Bank to acquire 50% of the Shares that Deutsche Bank is obligated to acquire pursuant to the Equity Agreement.
     (c) In addition, the Company has granted Deutsche Bank an option to purchase up to 4,038,462 shares of Common Stock in a private placement (the “Direct Investment Option”). Deutsche Bank will provide written notice to the Company prior to 5:00 P.M. Eastern Daylight Time on the second business day immediately following the Expiration Time if it chooses to exercise the Direct Investment Option.
     (d) Deutsche Bank may elect to assign some or all of its rights to purchase shares of Common Stock to additional investors, subject to the Company’s reasonable approval.
     (e) The Rights may not be sold, transferred, or assigned; provided, however, that the Rights are transferable by operation of law (for example, upon death of the recipient).
3. Duties of Subscription Agent
     As Subscription Agent, Mellon is authorized and directed to do the following:
     (a) Mellon shall prepare and record Subscription Rights Certificates in the names of the holders of record of Common Stock as of the close of business on the Record Date (the “Record Date Stockholders”) and for the number of Rights to which they are entitled, based on the Rights Ratio. Mellon will keep such records as are necessary for the purpose of recording such issuance and will furnish to the Company a report of such issuance. The Subscription Rights Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers. Prior to mailing, the Company will provide Mellon with blank Subscription Rights Certificates and a sufficient number of copies of each of the Subscription Materials (as defined below) to be mailed with the Subscription Rights Certificates.
     (b) Promptly after receiving written notification from the Company, and subject to receipt by Mellon from the Company of sufficient copies thereof, Mellon shall mail or cause to be mailed by first class mail to each Record Date Stockholder whose address of record is within the United States (including its territories and possessions and the District of Columbia) the following materials, as appropriate (collectively, the “Subscription Materials”):
     (i) a Prospectus;
     (ii) a Subscription Rights Certificate evidencing the Rights to which such holder is entitled;
     (iii) Instructions for Use of Hayes Lemmerz International, Inc. Subscription Rights Certificates;
     (iv) a Letter to Stockholders Who are Record Holders;
     (v) Substitute Form W-9 for use with Rights Offering; and
     (vi) a return envelope addressed to Mellon.
     (c) Promptly after receiving written notification from the Company, and subject to receipt by Mellon from the Company of sufficient copies thereof, Mellon shall mail or cause to be mailed by first class mail to each Record Date Stockholder whose address is outside the United States or is an A.P.O. or F.P.O address a copy of the Subscription Materials, excluding the Subscription Rights Certificates which Mellon shall hold for the account of such Record Date Stockholder making satisfactory arrangements with Mellon for the exercise or other disposition of the Rights evidenced thereby and shall follow the reasonable instructions of such stockholder for the exercise of such Rights if such instructions are received at or before 11:00 a.m., Eastern Daylight Time three business days preceding the Expiration Time.
     (d) Within one business day following the Expiration Time, upon receipt by Mellon of any Subscription Rights Certificates completed and endorsed for exercise and payment of the Subscription Price, all in accordance with the terms of the Subscription Rights Certificates, the Prospectus, and the Instructions for Use of Hayes Lemmerz International, Inc. Subscription Rights Certificates, Mellon shall provide the Company with a tabulation of the aggregate number of shares of Common Stock elected to be purchased by Eligible Holders pursuant to validly exercised Rights (and the aggregate exercise price therefor) and the aggregate number of shares of Common Stock not subscribed for by Eligible Holders (and the aggregate exercise price therefor).

     (e) Within two business days following the Expiration Time, upon receipt by Mellon of any Subscription Rights Certificates completed and endorsed for exercise and payment of the Subscription Price, all in accordance with the terms of the Subscription Rights Certificates, the Prospectus, and the Instructions for Use of Hayes Lemmerz International, Inc. Subscription Rights Certificates, Mellon shall calculate the number of Shares for which each Record Date Stockholder is entitled to subscribe pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by Record Date Stockholders who exercised their Basic Subscription Privilege in full, and only up to the number of Shares for which such Record Date Stockholders subscribed under their respective Basic Subscription Privilege. The Shares available pursuant to the Over-Subscription Privilege will be those that have not been subscribed and paid for pursuant to the Basic Subscription Privilege (collectively, the “Remaining Shares”). If there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Over-Subscription Privilege, each holder shall be allotted the number of additional shares of Common Stock subscribed for, up to the number of Shares for which such holder subscribed under his Basic Subscription Privilege. If the aggregate number of shares of Common Stock subscribed for under the Over-Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Over-Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Shares by a fraction the numerator of which is the number of shares of Common Stock subscribed for by that Over-Subscription Privilege participant under the Basic Subscription Privilege and the denominator is the aggregate number of shares of Common Stock subscribed for by all Over-Subscription Privilege participants under their Basic Subscription Privilege. Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, Mellon shall, by the close of business on the second business day following the Expiration Time, furnish a list of all such subscribers, shares, and overpayments to the Company.
     (f) The closing of the Rights Offering, including the purchase, if any, by Deutsche Bank of shares of Common Stock upon exercise of the Direct Investment Option, will occur at 10:00 a.m., Eastern Daylight Time, on the fourth business day following the Expiration Time (the “Closing Date”). At the Closing Date, Mellon shall remit to the Company (i) all funds received in payment of the Subscription Price for shares of Common Stock sold in the Rights Offering, provided that any funds that clear after such time shall be remitted by Mellon to the Company as soon as is practicable after such funds have cleared and (ii) all Subscription Rights Certificates. Mellon shall as soon as practicable after the Closing Date mail to the subscribers’ registered addresses certificates representing the Common Stock duly subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege or credit the Depositary Trust Company’s nominee position with the Common Stock duly subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by book-entry transfer and refund payments to subscribers for additional shares of Common Stock subscribed for but not allocated, if any.
     (g) Subject to the next sentence and in accordance with the procedures set forth above, Mellon shall accept Subscriptions from Record Date Stockholders whose Subscription Rights Certificates are alleged to have been lost, stolen, or destroyed upon receipt by Mellon of an affidavit of theft, loss, or destruction and a bond of indemnity in form and substance satisfactory to Mellon, accompanied by payment of the Subscription Price for the total number of shares of Common Stock Subscribed for. Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Subscription Rights Certificates and Mellon shall withhold delivery of the shares of Common Stock Subscribed for until after the Subscription Rights Certificates have expired and it has been determined that the Rights evidenced by the Subscription Rights Certificates have not otherwise been purported to have been exercised or otherwise surrendered.
     (h) Mellon shall accept Subscriptions in accordance with the procedures set forth above, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including, without limitation, proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives, or any other person:
     (i) if the Subscription Rights Certificate is registered in the name of a fiduciary and is executed by and the Common Stock is to be issued in the name of such fiduciary;
     (ii) if the Subscription Rights Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the Common Stock is issued in the names of, and is to be delivered to, such joint tenants;
     (iii) if the Subscription Rights Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the Common Stock is to be issued in the name of such corporation; or
     (iv) if the Subscription Rights Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator, or personal representative, provided that the Common Stock is to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.
4. Acceptance and Records of Subscriptions
     (a) Mellon shall hold all monies received in an account for the benefit of the Company. Mellon will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise. It is hereby agreed immediately following the effective date of the Subscription, immediately available funds, represented by cashier’s or certified checks or wire transfers, but not personal checks, will be deposited with Mellon.

     (b) Mellon shall advise the Company daily by e-mail to the attention of Steven Esau (the “Company Representative”), with copies to Robert B. Pincus, as to the total number of Shares Subscribed for, total number of Rights sold, total number of Rights partially Subscribed for, and the amount of funds received, with cumulative totals for each; and
     (c) As promptly as possible but in any event on or before the close of business on the second business day following the Expiration Time, Mellon shall advise the Company Representative in accordance with (a) above of the number of Shares Subscribed for.
5. Completion of Rights Offering
     (a) Mellon shall obtain certificates for Common Stock from the Company’s Transfer Agent, or shall cause Common Stock to be delivered by book-entry transfer through the Depository Trust Company, for Shares for which Subscriptions have been received.
     (b) The Company shall promptly notify its Transfer Agent and Registrar of the exercise of any Rights. The Company shall notify Mellon of any change in the Transfer Agent and Registrar of the Rights.
     (c) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of Shares to permit the exercise in full of all Rights issued pursuant to the Rights Offering.
     (d) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all Shares issuable upon the exercise of the Rights at the time of delivery of the certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon the Company with respect thereto.
     (e) The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the Rights Offering.
6. Procedure for Discrepancies
     Mellon shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Subscription Rights Certificates may indicate are to be issued to a stockholder and the number that the Record Stockholders List indicates may be issued to such stockholder. In any instance where Mellon cannot reconcile such discrepancies by following such procedures, Mellon will consult with the Company for instructions as to the number of Shares, if any, it is authorized to issue. In the absence of such instructions, Mellon is authorized not to issue any Shares to such stockholder.
7. Procedure for Deficient Items
     Mellon shall examine the Subscription Rights Certificates received by it as Subscription Agent to ascertain whether they appear to have been completed and executed in accordance with the applicable Instructions for Use. In the event Mellon determines that any Subscription Rights Certificate does not appear to have been properly completed or executed, or where the Subscription Rights Certificates do not appear to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to exist, Mellon shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Company shall have the absolute right to reject any defective exercise of rights or to waive any defect in exercise. Unless requested to do so by the Company, Mellon shall not be under any duty to give notification to holders of Subscription Rights Certificates of any defects or irregularities in the exercise of subscriptions. Mellon is not authorized to waive any irregularity in connection with the Subscription, unless Mellon shall have received from the Company the Subscription Rights Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Subscription Rights Certificate has been cured or waived and that such Subscription Rights Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, Mellon will return to the subscribing stockholder (at its option by either first class mail under a blanket surety bond or insurance protecting Mellon and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Rights Certificates or by registered mail insured separately for the value of such Subscription Rights Certificates) to such stockholder’s address as set forth in the Subscription any Subscription Rights Certificates surrendered in connection therewith and any other documents received with such Subscription Rights Certificates.
8. Date/Time Stamp
     Each document received by Mellon relating to its duties hereunder shall be dated and time stamped when received.
9. Tax Reporting
     Should any issue arise regarding federal income tax reporting or withholding, Mellon shall take such action as the Company reasonably instructs in writing, which action may be subject to additional fees.
10. Authorizations and Protections
     As agent for the Company hereunder Mellon:
     (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Mellon and the Company;
     (b) shall have no obligation to issue any Shares unless the Company shall have provided a sufficient number of certificates for such Shares;

     (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Subscription Rights Certificates surrendered to Mellon hereunder or Shares issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;
     (d) shall not be obligated to take any legal action hereunder; if, however, Mellon determines to take any legal action hereunder, and where the taking of such action might, in Mellon’s judgment, subject or expose it to any expense or liability Mellon shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;
     (e) in accordance with Section 3 may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Mellon and reasonably believed by it to be genuine and to have been signed by the proper party or parties;
     (f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;
     (g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;
     (h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions of officers of the Company in accordance with Sections 3, 6, and 7 with respect to any matter relating to Mellon’s acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions);
     (i) may consult with counsel satisfactory to Mellon, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Mellon hereunder in good faith and in reliance upon the advice of such counsel;
     (j) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and
     (k) may perform any of its duties hereunder either directly or by or through agents or attorneys.
11. Indemnification
     The Company agrees to indemnify Mellon for, and hold it harmless from and against, any loss, liability, claim or expense (“Loss”) arising out of or in connection with Mellon’s performance of its duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, provided, however, that such agreement to indemnify does not extend to such costs, expenses, losses and damages incurred or suffered by Mellon as a result of, or arising out of, its own gross negligence, intentional misconduct or bad faith or that of any employees, agents or independent contractors used by Mellon in connection with performance of its duties as Subscription Agent hereunder. Mellon hereby agrees to notify the Company promptly of the assertion of any claim against it in connection with the Rights Offering, and the Company agrees to notify Mellon promptly of the assertion of any claim against the Company in connection with the Rights Offering; provided, however, that Mellon’s failure to so notify the Company shall not relieve the Company from any liability which it may have under this Section 11, except to the extent the Company has been materially prejudiced by such failure. At the Company’s election, unless there is a conflict of interest, or unless Mellon reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Company, the defense on Mellon’s behalf shall be conducted by the Company’s counsel, provided such counsel is reasonably satisfactory to Mellon. In any action or proceeding, the defense of which the Company assumes, the Company shall not settle or compromise any such action or proceeding without Mellon’s prior written consent (such consent not to be unreasonably conditioned, withheld, or denied), unless the terms of the settlement or compromise include an unconditional release of Mellon from all liability or loss arising out of such action or proceeding and impose no negative or affirmative covenants on Mellon.
12. Limitation of Liability
     (a) In the absence of gross negligence, intentional misconduct or bad faith on its part or on the part of any employees, agents or independent contractors used by Mellon in connection with the performance of its duties as Subscription Agent, Mellon shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this agreement to the contrary notwithstanding, in no event shall Mellon be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Mellon has been advised of the likelihood of such damages and regardless of the form of action. Any liability of Mellon will be limited to the amount of fees paid by the Company hereunder.
     (b) In the event any question or dispute arises with respect to the proper interpretation of this Agreement or Mellon’s duties hereunder or the rights of the Company or of any holders of Subscription Rights Certificates, Mellon shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and Mellon may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all stockholders and parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Mellon and executed by the Company and each such stockholder and party. In addition, Mellon may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the stockholders and all other parties that may have an interest in the settlement.
13. Representations, Warranties and Covenants
     The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) except as described in the Prospectus, the making and consummation of the Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which either is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the Rights Offering will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the Rights Offering.
14. Notices
     All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:	with an additional copy to:
Hayes Lemmerz International, Inc.	Skadden, Arps, Slate, Meagher &
15300 Centennial Drive	Flom LLP
Northville, MI 48167	One Rodney Square
Attn: Patrick C. Cauley, Esq.	P.O. Box 636
Tel: (734) 737-5000	Wilmington, DE 19899
Fax:	Fax: (302) 651-3001
Attn: Robert B. Pincus

If to Mellon:	with an additional copy to:
Mellon Bank, N.A.	Mellon Bank, N.A.
c/o Mellon Investor Services	c/o Mellon Investor Services
480 Washington Boulevard	480 Washington Boulevard
Jersey City, NJ 07310	Jersey City, NJ 07310
Attn: Relationship Administrator	Attn: Legal Department
Tel:	Tel: 201-680-2198
Fax:	Fax: 201-680-4610
15. Specimen Signatures
     Set forth in Exhibit 5 hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary or an Assistant Secretary of the Company shall, from time to time, certify to Mellon the names and signatures of any other persons authorized to act for the Company, as the case may be, under this Agreement.
16. Instructions
     Any instructions given to Mellon orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. Mellon shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.
17. Fees
     Whether or not any Subscription Rights Certificates are surrendered to Mellon, for its services as Subscription Agent hereunder, the Company shall pay to Mellon compensation in accordance with the fee schedule attached as Exhibit 1 hereto, together with reimbursement for all reasonable expenses, not to exceed $2,000 without the prior written consent of the Company. All amounts owed to Mellon hereunder are due upon receipt of the invoice. Delinquent payments are subject to a late payment charge of one percent (1.0%) per month commencing forty-five (45) days from the invoice date.
18. Termination
     The Company may terminate this Agreement at any time by so notifying Mellon in writing. Mellon may terminate this Agreement upon sixty (60) days prior written notice to the Company, but only if the Company is in breach of its obligations hereunder and such breach is not cured within such period of sixty (60) days. Unless so terminated, this Agreement shall continue in effect until all Shares have been received and paid for by eligible holders. In the event of such termination, the Company will appoint a successor Subscription Agent and inform Mellon of the name and address of any successor Subscription Agent so appointed, provided that no failure by the Company to appoint such a successor Subscription Agent shall affect the termination of this Agreement or the discharge of Mellon as Subscription Agent hereunder. Upon any such termination, Mellon shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Mellon shall promptly forward to the Company or its designee any Subscription Rights Certificates or other documents that Mellon may receive after its appointment has so terminated.
19. Force Majeure
     Mellon shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.
20. Miscellaneous
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of laws, rules or principles.
     (b) No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto.

     (c) In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering arise, as they may from time to time be amended, the terms of the Rights Offering, as set forth in the Prospectus, the Subscription Rights Certificate and the Instruction for Use, shall control, except with respect to Mellon’s duties, liabilities and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.
     (d) If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.
     (e) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.
     (f) This Agreement may not be assigned by any party without the prior written consent of all parties.
     (g) Sections 10, 11, 12 and 17 hereof shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

HAYES LEMMERZ INTERNATIONAL, INC.
By:	/s/ Patrick C. Cauley
Name: Patrick C. Cauley
Title: Vice President

Accepted as of the date above first written:

MELLON BANK, N.A. AS SUBSCRIPTION AGENT
By:	/s/ Mark Smith
Name: Mark Smith
Title: Officer